Prospectus Supplement filed under Rule 424(b)(3)

Registration No. 333-115812

Prospectus Supplement No. 2 dated August 26, 2004

(To Prospectus dated August 13, 2004)

24,085,891 Shares

Common Stock

This prospectus supplement to the prospectus dated August 13, 2004 relates to up to 24,085,891 shares of our common stock that may be disposed of from time to time by the selling shareholders.

This prospectus supplement should be read in conjunction with the prospectus dated August 13, 2004 and the Prospectus Supplement No. 1 dated August 16, 2004. The information in this prospectus supplement updates and supercedes certain information contained in the prospectus dated August 13, 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

On August 26, 2004, Tarantella, Inc. filed with the Securities and Exchange Commission the attached Current Report on Form 8-K.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

August 25, 2004

Date of Report (Date of earliest event reported)

TARANTELLA, INC.

(Exact name of registrant as specified in its charter)

California	000-21484	94-2549086
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

425 Encinal Street

Santa Cruz, California 95060

(Address of principal executive offices)

(831) 427-7222

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Transfer of Listing

On August 25, 2004, Tarantella, Inc. (the “Company”) issued a press release announcing that the Company was approved for trading on the NASD OTC Bulletin Board ( the “OTCBB”) and had begun trading on the OTCBB at the opening of market on August 24, 2004. A copy of the press release is filed as an exhibit hereto.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description
99.1	Text of press release issued by Tarantella, Inc., dated August 25, 2004, reporting the transfer of listing of the Company’s securities from the Over-the-Counter Pink Sheets to the Over-the-Counter Bulletin Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARANTELLA, INC.

Date: August 26, 2004	By:	/s/ John M. Greeley
John M. Greeley
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Text of press release issued by Tarantella, Inc., dated August 25, 2004, reporting the transfer of listing of the Company’s securities from the Over-the-Counter Pink Sheets to the Over-the-Counter Bulletin Board.

Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

John M. Greeley, CFO	Todd Friedman
Tarantella, Inc.	The Blue Shirt Group
831-427-7460	415-217-5869
jgreeley@tarantella.com	todd@blueshirtgroup.com

Tarantella, Inc. Announces Trading On The NASD OTC Bulletin Board

SANTA CRUZ, CA, August 25, 2004 – Tarantella, Inc. (OTC: TTLA.OB), a leading supplier of secure remote access software, today announced that its shares were approved for trading on the NASD OTC Bulletin Board (OTCBB), and began trading at the opening of the market yesterday under its new symbol “TTLA.OB”. Tarantella, Inc.’s shares previously traded on the OTC Pink Sheets under the symbol “TTLA.PK”.

The OTC Bulletin Board® (OTCBB) is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (OTC) equity securities.

“Returning to the OTC Bulletin Board is part of our strategy to increase awareness of Tarantella’s financial turnaround and product leadership and enhance our visibility within the investment community,” noted John Greeley, CFO, Tarantella. “In the past few quarters, Tarantella has regained complete compliance with SEC reporting requirements and embarked on numerous product and partner initiatives to take advantage of the emerging opportunities in the growing Linux market. This move to the OTC Bulletin Board is another important milestone in Tarantella’s long term growth strategy.”

For Tarantella Investors:

This press release contains forward-looking statements, including statements relating to the Company’s strategy to increase awareness and enhance its visibility in the investment community, to take advantage of the growth in the Linux community, and the Company’s long term growth strategy, which are subject to risks and uncertainties. Actual results may differ materially from those described in such statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the risk that the Companies strategies will not generate the expected benefits, and other risks detailed from time to time in Tarantella’s SEC filings, including its filings on Forms 10-Q and 10-K. Tarantella disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Tarantella, Inc.

Tarantella, Inc. (OTC:TTLA.OB) is a leading provider of secure remote access software to nearly 12,000 customers’ sites worldwide. Tarantella enables organizations to access and manage information, data and applications across all platforms, networks and devices. Tarantella bridges the gap between vendors, ensuring that customers have complete access to business-critical information. Using Tarantella’s software, customers realize the benefits of secure corporate data, maximizing return on existing IT assets and improved productivity. The company markets its products through the Internet, key industry partnerships, and a worldwide network of consultants and resellers. Tarantella is headquartered in Santa Cruz, Calif. For more information, please visit the Tarantella web site at www.tarantella.com.

Tarantella, Secure Global Desktop and the Tarantella logo are trademarks or registered trademarks of Tarantella, Inc. in the United States and other countries. All other brand and product names are or may be trademarks of, and are used to identify the products or services of, their respective owners.